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                                                                    Exhibit 99.1


SAFEWAY INC.
5918 Stoneridge Mall Road
Pleasanton, CA  94588-3229


                                                                  [SAFEWAY LOGO]


                                             CONTACTS: JULIE HONG (925) 467-3832
                                                MELISSA PLAISANCE (925) 467-3136


                             SAFEWAY INC. ANNOUNCES
                      FOURTH-QUARTER 2000 OPERATING RESULTS


                                                                January 25, 2001


Safeway Inc. today reported that net income, excluding the estimated effects of the Summit Logistics strike described below, was $365.7 million ($0.71 per share) for the fourth quarter ended December 30, 2000. This represents a 20% increase over net income of $305.3 million ($0.59 per share) for the fourth quarter of 1999. Including the effects of the Summit Logistics strike, net income was $299.1 million ($0.58 per share).

Summit Logistics, a company that operates Safeway's northern California distribution center, was engaged in a 47-day strike during the fourth quarter of 2000 which had an unexpectedly large adverse effect on sales, product costs and distribution expenses at 246 Safeway stores in northern California, Nevada and Hawaii. Safeway is currently in discussions with Summit over certain of these increased distribution expenses. Safeway estimates that the overall cost of the strike, including all costs under discussion with Summit, reduced fourth-quarter 2000 net income by approximately $0.13 per share.

Fourth quarter sales increased to $10.0 billion from $9.9 billion in 1999, primarily because of new store openings and increased sales at continuing stores, partially offset by the impact of the strike and three additional weeks of sales at Randall's in the fourth quarter of 1999*.

Excluding the effects of the strike, fourth quarter 2000 comparable-store sales increased 2.0% and identical-store sales (which exclude replacement stores) increased 1.4%. Including the effects of the strike, comparable-store sales increased 0.4% for the quarter, while identical-store sales decreased 0.2%. As expected, increased sales at the end of 1999 due to Y2K adversely affected same-store sales comparisons by approximately 0.9% in the fourth quarter of 2000.


----------

* As previously announced, Safeway's fourth quarter 1999 sales included an additional three weeks of Randall's results due to the timing of the designated acquisition date of Randall's. This increased fourth quarter 1999 sales by approximately $153 million, but had no effect on earnings per share or same-store sales.

Gross profit, excluding the effects of the strike, increased 124 basis points to 30.18% of sales in the fourth quarter of 2000 from gross profit of 28.94% in the fourth quarter of 1999 due primarily to continuing improvements in buying practices and product mix. Excluding the effect of the strike, operating and administrative expense, including goodwill amortization, increased 51 basis points to 22.91% of sales in the fourth quarter of 2000 compared to 22.40% in the fourth quarter of 1999. Including the effects of the labor dispute, gross profit was 29.42% and operating and administrative expense was 23.14% of sales, for the fourth quarter of 2000.

Interest expense declined to $135.0 million in the fourth quarter of 2000 from $141.2 million in the fourth quarter of 1999. This decrease is primarily due to lower average outstanding borrowings in 2000 partially offset by higher interest rates on variable rate debt. Safeway's interest coverage ratio (operating cash flow divided by interest expense) was a strong 6.61 times for the fourth quarter of 2000 and 6.83 for the year. Operating cash flow as a percentage of sales was 8.91% for the fourth quarter of 2000 and 9.76% for the year.

Equity in earnings of Casa Ley, Safeway's unconsolidated affiliate, was $13.2 million for the quarter compared to $14.9 million in 1999. Casa Ley operates 97 food and general merchandise stores in western Mexico. Safeway has owned 49% of Casa Ley since 1981.

For the year, sales increased 11% to $32.0 billion from $28.9 billion in 1999. Excluding the effect of the strike, gross profit margin improved 64 basis points to 29.93% from pro forma gross profit margin of 29.29% in 1999 and operating and administrative expense improved 11 basis points to 22.49% from pro forma operating and administrative expense of 22.60% in 1999. This marks the eighth consecutive year of improvement in operating and administrative expense as a percentage of sales. Including the impact of the Summit strike, the gross profit margin increased 40 basis points to 29.69% in 2000 and operating and administrative expense decreased four basis points to 22.56% from the respective pro forma amounts in 1999.

During 2000, Safeway invested approximately $1.8 billion in capital expenditures. The company opened 75 new stores and closed 46 stores. In 2001, the company expects to spend more than $2.1 billion and open 85 to 90 new stores and complete 275 remodels.

As previously announced, Safeway acquired Carrs in April 1999 and Randall's in September 1999. In order to facilitate an understanding of Safeway's operations, the pro forma amounts presented in this announcement were computed as if Safeway had acquired Carrs and Randall's at the beginning of 1999.

Safeway Inc. is a Fortune 50 company and one of the largest food and drug retailers in North America based on sales. The company operates 1,688 stores in the United States and Canada. The company's common stock is traded on the New York Stock Exchange under the symbol SWY.

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Safeway's investor conference call discussing fourth quarter and annual results will be broadcast live over the Internet at http://www.safeway.com/investor_relations at 8:00 AM PST today. Click on Webcast Events to access the live call. An on-demand webcast of the conference call will also be available from 11:00 AM PST on January 25 th through 5:00 PM PST on February 1st.

                                      -o0o-


This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Such statements relate to, among other things, capital expenditures, operating improvements, and cost reduction and are indicated by words or phrases such as "continuing," "on-going," "expects," and similar words or phases. These statements are based on Safeway's current plans and expectations and involve risks and uncertainties that could cause actual events and results to vary significantly from those included in or contemplated by such statements. Please refer to Safeway's reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

                          SAFEWAY INC. AND SUBSIDIARIES
                                OPERATING RESULTS
                 (Dollars in millions, except per-share amounts)
                                   (Unaudited)


                                                           16 Weeks Ended                  52 Weeks Ended
                                                   ----------------------------      ----------------------------
                                                   December 30,      January 1,      December 30,      January 1,
                                                       2000             2000             2000             2000
                                                   ------------      ----------      ------------      ----------
Sales                                               $ 10,015.4       $  9,934.7       $ 31,976.9       $ 28,859.9
                                                    ==========       ==========       ==========       ==========

Gross profit                                        $  2,946.4       $  2,875.3       $  9,494.5       $  8,510.7

Operating and administrative expense                  (2,278.6)        (2,186.6)        (7,086.6)        (6,411.4)

Goodwill amortization                                    (38.8)           (38.8)          (126.2)          (101.4)
                                                    ----------       ----------       ----------       ----------

Operating profit                                         629.0            649.9          2,281.7          1,997.9

Interest expense                                        (135.0)          (141.2)          (457.2)          (362.2)

Equity in earnings of unconsolidated affiliate            13.2             14.9             31.2             34.5

Other income, net                                          4.1              2.8             10.8              3.8
                                                    ----------       ----------       ----------       ----------

Income before income taxes                               511.3            526.4          1,866.5          1,674.0

Income taxes                                            (212.2)          (221.1)          (774.6)          (703.1)
                                                    ----------       ----------       ----------       ----------

Net income                                          $    299.1       $    305.3       $  1,091.9       $    970.9
                                                    ==========       ==========       ==========       ==========


Diluted earnings per share                          $     0.58       $     0.59       $     2.13       $     1.88
                                                    ==========       ==========       ==========       ==========

Weighted average shares outstanding -
   diluted (in millions)                                 515.0            519.2            511.6            515.4
                                                    ==========       ==========       ==========       ==========



                                       4
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                          SAFEWAY INC. AND SUBSIDIARIES
                                OPERATING RESULTS
                              (Dollars in millions)
                                   (Unaudited)


                                                            16 Weeks Ended                     52 Weeks Ended
                                                     ----------------------------      ----------------------------
                                                     December 30,      January 1,      December 30,      January 1,
Operating cash flow:                                    2000             2000             2000             2000
                                                     ------------      ----------      ------------      ----------
Net income                                            $   299.1        $   305.3        $ 1,091.9        $   970.9
Add (subtract):
   Income taxes                                           212.2            221.1            774.6            703.1
   Interest expense                                       135.0            141.2            457.2            362.2
   Depreciation                                           225.3            209.4            704.5            594.2
   Goodwill amortization                                   38.8             38.8            126.2            101.4
   LIFO (income) expense                                   (4.7)            (5.7)            (1.1)             1.2
   Equity in earnings of unconsolidated affiliate         (13.2)           (14.9)           (31.2)           (34.5)
                                                      ---------        ---------        ---------        ---------
Total operating cash flow                             $   892.5        $   895.2        $ 3,122.1        $ 2,698.5
                                                      =========        =========        =========        =========

    As a percent of sales                                  8.91%            9.01%            9.76%            9.35%
    As a multiple of interest expense                      6.61 x           6.34 x           6.83 x           7.45 x